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Hemispherx Biopharma, Inc.
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Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Announces Further Adjournment on Proposal Number 4
from the 2011 Annual Meeting of Stockholders

…Stockholder Action Requested – Please Vote

PHILADELPHIA, PA—November 9, 2011—Hemispherx Biopharma (NYSE AMEX: HEB) announced today that the Company will extend the time allowed for stockholders to vote on proposal number 4 contained in the proxy for the 2011 Annual Meeting of Stockholders in order to permit stockholders additional time to vote.  The adjourned meeting will be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Thursday, December 8, 2011, at 1:00 p.m. Eastern time.  The record date for stock ownership remains August 18, 2011.

As previously announced, the 2011 Annual Meeting of Stockholders was held as scheduled on October 18, 2011 on three of the four proposals.  The Company left the polls open with regard to voting on proposal 4, an amendment of its certificate of incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 350,000,000 and adjourned the meeting solely with regard to this proposal.   The Company kept the polls open due to the low voter turnout and the much greater vote required for passage of this proposal.  Unlike the other proposals, this proposal requires the affirmative vote of the outstanding shares, rather than a majority of the shares present and voting at the meeting (i.e., a positive vote of 67,753,436 rather than 35,132,027 if limited to total votes cast).  Through November 9th, approximately 88% of the shares voted have voted in favor of proposal number 4 and those votes received to date put the Company less than 8% away from the required 67.8 million shares needed for an approval.

Stockholders who have not voted are asked to submit a proxy card to vote FOR proposal 4.  Stockholders who previously voted against the proposal are asked to submit a revised proxy card to vote FOR the proposal.  If you need assistance in voting your shares, Hemispherx suggests that you contact our Proxy Solicitor: Morrow & Company, (212) 658-9400 or in London at +44-207-222-4645.  Stockholders may also contact Dianne Will, Investor Relations for Hemispherx collect at 518-398-6222 or via e mail at ir@hemispherx.net.  If you own your shares through a financial institution, please contact the institution to advise them that you wish to vote or change your vote for the proposal.  The proxy material and supplemental information is available at:  http://hemispherx.net/content/investor/annualMeeting.asp.

The Board of Directors believes that the proposed increase in authorized shares of common stock will benefit Hemispherx stockholders by providing flexibility to issue shares of common stock for general and corporate purposes, including a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval.  As previously communicated, three independent institutional advisory firms have analyzed this proposal and recommended a “FOR” vote to increase the shares.

The Board also believes that there are compelling reasons why the Company needs additional authorized shares.  Without these shares, the Company could face a significant impediment to its ability to undertake strategic transactions since such actions may be contingent upon its subsequent ability to secure stockholder approval to create the authorized shares.  Such a requirement would put the Company at a competitive disadvantage.  As a result, if the number of authorized shares is not increased, the Company may lose out on important corporate opportunities.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products.  For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties.  For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission.  Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders.  The forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.  The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications.